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EXHIBIT 4.39

SECURITY AGREEMENT AMENDMENT

        This Security Pledge Amendment, dated as of June 4, 2003, is delivered pursuant to Section 6.1 of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the "Security Agreement"; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of February 8, 2002, among Jacobs Entertainment, Inc. (formerly known as Gameco, Inc. the "Issuer"), the undersigned (by Joinder Agreement dated June 14, 2002), the other Guarantors from time to time party thereto and Wells Fargo Bank Minnesota, National Association, as Trustee (in such capacity and together with any successors in such capacity, the "Trustee"). The undersigned hereby agrees that this Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities listed on this Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

ISSUER	TYPE OF INTEREST	CERTIFICATE NO(S).	NUMBER OF SHARES	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER
Colonial Downs, LLC	Membership Interests	1	n/a	100%
COLONIAL HOLDINGS, INC., as Pledgor
By:	/s/ IAN M. STEWART Ian M. Stewart, President
AGREED TO AND ACCEPTED: WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, as Trustee
By: Name:

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SECURITY AGREEMENT AMENDMENT